FOR IMMEDIATE RELEASE
DATE: July 21, 2016

HERITAGE FINANCIAL ANNOUNCES SECOND QUARTER 2016 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•	Diluted earnings per common share were $0.30 for the quarter ended June 30, 2016 compared to $0.29 for the quarter ended June 30, 2015 and $0.30 for the linked-quarter ended March 31, 2016.

•	Heritage declared a regular cash dividend of $0.12 per common share on July 20, 2016.

•	Return on average assets was 0.96%, return on equity was 7.39% and return on average tangible common equity was 10.03% for the quarter ended June 30, 2016.

•
Total loans receivable, net, increased $66.7 million, or 2.7%, to $2.50 billion at June 30, 2016 from $2.43 billion at March 31, 2016 and increased $123.9 million, or 5.2% (10.5% annualized), from $2.37 billion at December 31, 2015.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”) today reported that the Company had net income of $8.9 million for the quarter ended June 30, 2016 compared to net income of $8.7 million for the quarter ended June 30, 2015 and $9.1 million for the linked-quarter ended March 31, 2016. Diluted earnings per common share for the quarter ended June 30, 2016 was $0.30 per diluted common share compared to $0.29 per diluted common share for the quarter ended June 30, 2015 and $0.30 for the linked-quarter ended March 31, 2016.

The Company had net income of $18.0 million for the six months ended June 30, 2016, or $0.60 per diluted common share, compared to net income of $18.5 million, or $0.61 per diluted common share, for the six months ended June 30, 2015.

Brian L. Vance, President and CEO, commented, "We continue to be pleased with our loan growth.  Second quarter growth was 2.7% and year-to-date growth for the first six months of 2016 was 10.5% on an annualized basis.  Additionally, year-over-year loan growth was 7.6%.  Our loan growth continues to be driven by our strong Pacific Northwest economy."

"We are also pleased with our continuing efforts and results in managing our noninterest expense.  Our overhead expense, as measured by our total noninterest expense as a percentage of average assets, has consistently improved over the past two years. Our overhead ratio was 2.87% for the quarter ended June 30, 2016 compared to 3.01% for the quarter ended June 30, 2015 and 3.85% for the quarter ended June 30, 2014.  We still have room to improve, but I am pleased with our steady improvement of this important metric."

Balance Sheet

The Company’s total assets increased $78.8 million, or 2.1%, to $3.76 billion at June 30, 2016 from $3.68 billion at March 31, 2016.

Loans receivable, net of allowance for loan losses, increased $66.7 million, or 2.7%, to $2.50 billion at June 30, 2016 from $2.43 billion at March 31, 2016. The growth in loans receivable was due primarily to increases of $31.9 million in commercial and industrial loans and $29.6 million in real estate construction and land development loans, offset by a reduction of $11.0 million in non-owner occupied commercial real estate loans.

Investment securities available for sale decreased $6.3 million, or 0.8%, to $815.9 million at June 30, 2016 from $822.2 million at March 31, 2016. The decrease was due primarily to maturities, calls and payments of investment securities of $37.8 million and sales of investment securities of $25.4 million during the quarter ended June 30, 2016. The decrease was partially offset by purchases of investment securities of $52.6 million and increases in unrealized gains on the investment securities of $6.3 million as a result of increases in market values.

Prepaid expenses and other assets increased $13.2 million, or 25.1%, to $66.0 million at June 30, 2016 from $52.8 million at March 31, 2016 primarily as a result of the Company's investment in a $10.2 million low income tax housing credit partnership during the quarter ended June 30, 2016. This investment had a corresponding $8.6 million obligation recorded in accrued expenses and other liabilities at June 30, 2016. These obligations will decrease as projects in the partnership are funded.

Total deposits increased $28.0 million, or 0.9%, to $3.16 billion at June 30, 2016 from $3.13 billion at March 31, 2016. Non-maturity deposits as a percentage of total deposits increased to 87.7% at June 30, 2016 from 87.0% at March 31, 2016. The increase in this ratio was due to a combination of an increase of $46.6 million in non-maturity deposits and a decrease of $18.7 million in certificates of deposit. The increase in non-maturity deposits was primarily due to a $30.0 million, or 6.4%, increase in savings deposits to $495.4 million at June 30, 2016 from $465.4 million at March 31, 2016 and a $25.9 million, or 3.3%, increase in noninterest bearing demand deposits to $820.4 million at June 30, 2016 from $794.5 million at March 31, 2016, offset partially by a $15.3 million, or 1.6%, decrease in NOW accounts to $928.8 million at June 30, 2016 from $944.1 million at March 31, 2016. Certificates of deposit decreased $18.7 million, or 4.6%, to $389.2 million at June 30, 2016 from $407.8 million at March 31, 2016. Deposits per branch increased $444,000, or 0.9%, to $50.1 million at June 30, 2016 from $49.7 million at March 31, 2016.

Federal Home Loan Bank Advances increased to $33.0 million at June 30, 2016 compared to no borrowings at March 31, 2016 or December 31, 2015. The increase in advances was necessary to fund the Company's significant increase in loans receivable during the quarter ended June 30, 2016.

Total stockholders’ equity increased $9.9 million, or 2.1%, to $490.1 million at June 30, 2016 from $480.2 million at March 31, 2016. The increase was primarily due to net income of $8.9 million recognized during the quarter ended June 30, 2016 and an increase of $4.1 million in accumulated other comprehensive income, partially offset by $3.6 million in cash dividends and $505,000 in stock compensation related expenses. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2016 of 11.2%, 10.5%, 11.8% and 12.7%, respectively, compared to 11.9%, 10.5%, 12.6% and 13.6%, respectively, at March 31, 2016.

Credit Quality

The allowance for loan losses decreased $1.2 million, or 4.4%, to $28.4 million at June 30, 2016 from $29.7 million March 31, 2016. The decrease was due to $2.4 million in net charge-offs recognized during the quarter ended June 30, 2016, offset partially by a provision for loan losses of $1.1 million recorded during the same period. Of the $2.4 million in net charge-offs during the quarter ended June 30, 2016, $1.0 million related to the closure of a purchased credit impaired ("PCI") pool during the period.  This accounting entry represents past residual losses estimated and provided for in the pool's allocated allowance for loan loss.  As the last loan in the PCI pool was resolved during the quarter ended June 30, 2016, the Company recognized these past losses as a charge-off to the allowance for loan losses.

Nonperforming loans to loans receivable, net, increased to 0.55% at June 30, 2016 from 0.50% at March 31, 2016. Nonaccrual loans increased $1.5 million, or 12.2%, to $13.9 million ($2.2 million guaranteed by government agencies) at June 30, 2016 from $12.4 million ($1.4 million guaranteed by government agencies) at March 31, 2016. The increase was due primarily to $2.3 million of new additions to nonaccrual loans and $854,000 of additions resulting from TDR loans being transferred to nonaccrual status, offset partially by $1.6 million of net principal reductions and $43,000 of charge-offs.

The allowance for loan losses to nonperforming loans was 205.05% at June 30, 2016 compared to 240.14% at March 31, 2016. Potential problem loans were $101.2 million at June 30, 2016 compared to $94.8 million at March 31, 2016. The $6.4 million, or 6.7%, increase was primarily due to the addition of $16.0 million of loans graded as potential problem loans during the period, offset by net loan payments of $6.9 million, loan grade improvements of $2.3 million, loan charge-offs of $302,000 and loans transferred to impaired status of $161,000.

The allowance for loan losses to loans receivable, net was 1.13% at June 30, 2016 compared to 1.21% at March 31, 2016. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at June 30, 2016. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discounts on these purchased loans was $17.5 million at June 30, 2016 compared to $18.6 million at March 31, 2016.

Net charge-offs increased to $2.4 million for the quarter ended June 30, 2016 compared to $727,000 for the same quarter in 2015 and $1.2 million for the linked-quarter ended March 31, 2016. The increase of net charge-offs in the quarter ended June 30, 2016 was due primarily to the $1.0 million PCI pool closure discussed above and a charge-off of $868,000 from a commercial and industrial loan that defaulted during the quarter.

Nonperforming assets increased $1.2 million, or 8.8%, to $15.4 million ($2.2 million guaranteed by government agencies), or 0.41% of total assets, at June 30, 2016, compared to $14.2 million ($1.4 million guaranteed by government agencies), or 0.39% of total assets, at March 31, 2016 due primarily to the increase in nonperforming loans discussed above. Other real estate owned decreased $266,000, or 14.6%, to $1.6 million at June 30, 2016 from $1.8 million at March 31, 2016. The decrease in other real estate owned was primarily due to the disposition of properties totaling $227,000 and valuation adjustments of $71,000 during the quarter ended June 30, 2016.

Operating Results
Net interest income increased $615,000, or 1.9%, to $33.1 million for the quarter ended June 30, 2016 compared to $32.5 million for the same period in 2015 and increased $325,000, or 1.0%, from $32.8 million for the linked-quarter ended March 31, 2016. Net interest income increased $701,000, or 1.1%, to $65.8 million for the six months ended June 30, 2016 compared to $65.1 million for the same period in 2015. The increase in net interest income for the periods in 2016 compared to same periods in 2015 was primarily due to an increase in interest income on investment securities as a result of both an increase in investment yields and average balances. The increase in net interest income was offset by a decrease in incremental accretion income (included in interest and fees on loans on the Condensed Consolidated Statements of Income). The increase in net interest income for the quarter ended June 30, 2016 compared to the linked-quarter ended March 31, 2016 was primarily due to an increase in incremental accretion income due primarily to the resolution of certain purchased Washington Banking Company loans during the quarter.
Heritage’s net interest margin for the quarter ended June 30, 2016 decreased 19 basis points to 4.00% from 4.19% for the same period in 2015 and decreased four basis points from 4.04% in the linked-quarter ended March 31, 2016. The net interest margin for the six months ended June 30, 2016 decreased 23 basis points to 4.02% from 4.25% for the same period in 2015. As shown in the table below, the net interest margin, excluding incremental accretion on purchased loans, decreased to 3.71% for the quarter ended June 30, 2016 from 3.84% for the same period in 2015 and decreased from 3.82% for the linked-quarter ended March 31, 2016. The net interest margin, excluding incremental accretion on purchased loans, decreased nine basis points to 3.77% for the six months ended June 30, 2016 from 3.86% for the same period in 2015. The decreases in net interest margin, both including and excluding the impacts of the incremental accretion, for the periods in 2016 compared to the same periods in 2015 are due to a combination of lower contractual loan note rates and decreases in incremental accretion income as the purchased loan balances continued to decrease. These decreases in loan yields were offset partially by increases in the average loan balances during 2016 compared to the same periods in 2015. The decrease in net interest margin for the quarter ended June 30, 2016 compared to the linked-quarter ended March 31, 2016 was also due to the decrease in contractual note rates, offset partially by an increase in incremental accretion for the quarter ended June 30, 2016 due primarily to the resolution of certain purchased Washington Banking Company loans in excess of their estimated expected cash flows.
The decreases in net interest margin for the three and six months ended June 30, 2016 compared to the same periods in 2015 described above were partially offset by increases in both the yields on investment securities and the average investment securities during the periods.
As of the dates of the completion of each of the merger and acquisition transactions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. As reflected in the table below, incremental accretion income from purchased loans was $2.4 million for the quarter ended June 30, 2016 compared to $2.7 million for the quarter ended June 30, 2015 and $1.8 million for the linked-quarter ended March 31, 2016.
The following table presents the net interest margin and the effect of the incremental accretion on purchased loans for the periods presented below:

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net interest margin, excluding incremental accretion on purchased loans (1)	3.71%	3.82%	3.84%	3.77%	3.86%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.29%	0.22%	0.35%	0.25%	0.39%
Net interest margin	4.00%	4.04%	4.19%	4.02%	4.25%

Incremental accretion on purchased loans (1)	$2,361	$1,779	$2,710	$4,140	$6,035

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and is modified quarterly as a result of cash flow re-estimation.

Yields on loans, excluding incremental accretion on purchased loans, decreased 29 basis points to 4.59% for the quarter ended June 30, 2016 from 4.88% for the same period in 2015 and decreased 18 basis points from 4.77% for the linked-quarter ended March 31, 2016 due primarily to lower contractual note rates. For the six months ended June 30, 2016, the yields on loans, excluding incremental accretion on purchased loans, decreased 21 basis points to 4.68% from 4.89% for the same period in 2015.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our pre-accretion net interest margin continues to experience downward pressure as a result of the continued low rate environment.   The decrease in loan yields was partially offset by the increase in incremental accretion income to $2.4 million during the quarter ended June 30, 2016 from $1.8 million for the linked-quarter ended March 31, 2016, primarily as a result of purchased loan resolutions.  The Company will continue to focus on growth of earnings assets in order to mitigate the lower loan yields."
The provision for loan losses was $1.1 million for the quarter ended June 30, 2016 compared to $1.2 million for the quarter ended June 30, 2015 and $1.1 million for the linked-quarter ended March 31, 2016. The provision for loan losses was $2.3 million for the six months ended June 30, 2016 compared to $2.4 million for the six months ended June 30, 2015.
Noninterest income decreased $305,000, or 4.4%, to $6.6 million for the quarter ended June 30, 2016 compared to $6.9 million for the same period in 2015 and decreased $414,000, or 5.9%, from $7.0 million for the linked-quarter ended March 31, 2016. The decrease from the same quarter in 2015 was due primarily to decreases in gains on sale of investments and decreases in service charges and other fees recognized during the quarter ended June 30, 2015. The decrease in noninterest income from the linked-quarter ended March 31, 2016 was due primarily to a $485,000 decrease in recoveries on zero balance purchased loan notes which were charged-off prior to the consummation of the related merger or acquisition. Noninterest income was $13.6 million for the six months ended June 30, 2016, a $1.7 million, or 10.9%, decrease from $15.2 million for the six months ended June 30, 2015. The decrease was primarily due to a $1.7 million gain on sale of Merchant Visa portfolio recognized during the first quarter of 2015.
Noninterest expense was $26.5 million for the quarter ended June 30, 2016 compared to $26.1 million for the quarter ended June 30, 2015 and $26.4 million for the linked-quarter ended March 31, 2016. The $398,000, or 1.5%, increase from the same period in 2015 was primarily due to an increase in compensation and employee benefits expense. Noninterest expense increased $729,000, or 1.4%, to $52.8 million for the six months ended June 30, 2016 compared to $52.1 million for the same period in 2015 primarily due to an increase in compensation and employee benefits.
Income tax expense was $3.2 million for the quarter ended June 30, 2016 compared to $3.4 million for the comparable quarter in 2015 and $3.2 million for the linked-quarter ended March 31, 2016. Income tax expense was $6.3 million for the six months ended June 30, 2016 compared to $7.4 million for the same period in 2015. The decreases in income tax expense from the same periods in 2015 was primarily due to a decrease in the effective tax rate. The effective tax rate was 26.3% for the quarter ended June 30, 2016 compared to 27.8% for the comparable quarter in

2015 and 25.7% for the linked-quarter ended March 31, 2016. The effective tax rate for the six months ended June 30, 2016 was 26.0% compared to 28.4% for the same period in 2015. The decreases in the effective tax rate from the same periods in 2015 were due to increases in tax exempt loans and investment securities.
Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “I am very pleased with our overall progress as we focus on a variety of projects that will enable us to remain competitive and strong in the current low interest rate environment; an environment which appears to here for the foreseeable future."

Dividend

On July 20, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per common share. The dividend is payable on August 18, 2016 to shareholders of record as of the close of business on August 4, 2016.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on July 21, 2016 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through August 4, 2016, by dialing (800) 475-6701 -- access code 397250.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 63 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	June 30, 2016	March 31, 2016	December 31, 2015
	(in thousands)
Stockholders' equity	$490,058	$480,181	$469,970
Less: goodwill and other intangible assets	127,120	127,483	127,818
Tangible common stockholders' equity	$362,938	$352,698	$342,152

Total assets	$3,756,876	$3,678,032	$3,650,792
Less: goodwill and other intangible assets	127,120	127,483	127,818
Tangible assets	$3,629,756	$3,550,549	$3,522,974

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; new legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank, Valley Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	June 30, 2016	March 31, 2016	December 31, 2015
Assets
Cash on hand and in banks	$69,216	$61,508	$63,816
Interest earning deposits	29,729	32,511	62,824
Cash and cash equivalents	98,945	94,019	126,640
Other interest earning deposits	5,461	5,461	6,719
Investment securities available for sale	815,920	822,171	811,869
Loans held for sale	7,130	7,036	7,682
Loans receivable, net	2,524,601	2,459,148	2,402,042
Allowance for loan losses	(28,426)	(29,667)	(29,746)
Total loans receivable, net	2,496,175	2,429,481	2,372,296
Other real estate owned	1,560	1,826	2,019
Premises and equipment, net	60,759	61,182	61,891
Federal Home Loan Bank stock, at cost	5,700	4,380	4,148
Bank owned life insurance	61,571	61,238	60,876
Accrued interest receivable	10,535	11,003	10,469
Prepaid expenses and other assets	66,000	52,752	58,365
Other intangible assets, net	8,091	8,454	8,789
Goodwill	119,029	119,029	119,029
Total assets	$3,756,876	$3,678,032	$3,650,792

Liabilities and Stockholders' Equity
Deposits	$3,158,906	$3,130,929	$3,108,287
Federal Home Loan Bank advances	33,000	—	—
Junior subordinated debentures	19,571	19,497	19,424
Securities sold under agreement to repurchase	16,715	20,342	23,214
Accrued expenses and other liabilities	38,626	27,083	29,897
Total liabilities	3,266,818	3,197,851	3,180,822

Common stock	358,663	358,158	359,451
Retained earnings	119,052	113,753	107,960
Accumulated other comprehensive income, net	12,343	8,270	2,559
Total stockholders' equity	490,058	480,181	469,970
Total liabilities and stockholders' equity	$3,756,876	$3,678,032	$3,650,792

Common stock, shares outstanding	29,992,236	29,972,066	29,975,439

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest income:
Interest and fees on loans	$30,503	$30,177	$30,554	$60,680	$61,035
Taxable interest on investment securities	2,838	2,796	2,328	5,634	5,012
Nontaxable interest on investment securities	1,193	1,171	1,048	2,364	2,081
Interest and dividends on other interest earning assets	58	91	60	149	111
Total interest income	34,592	34,235	33,990	68,827	68,239
Interest expense:
Deposits	1,242	1,254	1,309	2,496	2,626
Junior subordinated debentures	216	210	193	426	432
Other borrowings	49	11	18	60	37
Total interest expense	1,507	1,475	1,520	2,982	3,095
Net interest income	33,085	32,760	32,470	65,845	65,144
Provision for loan losses	1,120	1,139	1,189	2,259	2,397
Net interest income after provision for loan losses	31,965	31,621	31,281	63,586	62,747
Noninterest income:
Service charges and other fees	3,476	3,356	3,687	6,832	6,982
Gain on sale of investment securities, net	201	560	425	761	969
Gain on sale of loans, net	1,242	729	1,282	1,971	2,417
Gain on sale of Merchant Visa portfolio	—	—	—	—	1,650
Other income	1,657	2,345	1,487	4,002	3,208
Total noninterest income	6,576	6,990	6,881	13,566	15,226
Noninterest expense:
Compensation and employee benefits	14,898	15,121	13,842	30,019	28,067
Occupancy and equipment	4,111	3,836	3,850	7,947	7,541
Data processing	1,829	1,792	1,925	3,621	3,552
Marketing	781	728	1,063	1,509	1,696
Professional services	833	845	904	1,678	1,708
State and local taxes	604	607	569	1,211	1,189
Federal deposit insurance premium	528	492	523	1,020	1,038
Other real estate owned, net	61	411	200	472	859
Amortization of intangible assets	363	335	527	698	1,054
Other expense	2,469	2,202	2,676	4,671	5,413
Total noninterest expense	26,477	26,369	26,079	52,846	52,117
Income before income taxes	12,064	12,242	12,083	24,306	25,856
Income tax expense	3,169	3,151	3,358	6,320	7,352
Net income	$8,895	$9,091	$8,725	$17,986	$18,504

Basic earnings per common share	$0.30	$0.30	$0.29	$0.60	$0.61
Diluted earnings per common share	$0.30	$0.30	$0.29	$0.60	$0.61
Dividends declared per common share	$0.12	$0.11	$0.11	$0.23	$0.21

Average number of basic common shares outstanding	29,668,858	29,671,868	29,764,437	29,670,363	29,878,220
Average number of diluted common shares outstanding	29,681,083	29,686,113	29,785,444	29,683,593	29,900,579

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Performance Ratios:
Efficiency ratio	66.76%	66.34%	66.27%	66.55%	64.85%
Noninterest expense to average assets, annualized	2.87%	2.91%	3.01%	2.89%	3.04%
Return on average assets, annualized	0.96%	1.00%	1.01%	0.98%	1.08%
Return on average equity, annualized	7.39%	7.67%	7.57%	7.53%	8.08%
Return on average tangible common equity, annualized	10.03%	10.48%	10.50%	10.25%	11.23%
Net charge-offs on loans to average loans, annualized	0.38%	0.20%	0.13%	0.30%	0.16%

	As of Period End
	June 30, 2016	March 31, 2016	December 31, 2015
Financial Measures:
Book value per common share	$16.34	$16.02	$15.68
Tangible book value per common share	$12.10	$11.77	$11.41
Stockholders' equity to total assets	13.0%	13.1%	12.9%
Tangible common equity to tangible assets	10.0%	9.9%	9.7%
Common equity Tier 1 capital to risk-weighted assets	11.2%	11.9%	12.0%
Tier 1 leverage capital to average quarterly assets	10.5%	10.5%	10.4%
Tier 1 capital to risk-weighted assets	11.8%	12.6%	12.7%
Total capital to risk-weighted assets	12.7%	13.6%	13.7%
Net loans to deposits ratio (1)	79.2%	77.8%	76.6%
Deposits per branch	$50,141	$49,697	$46,392

(1) Includes loans held for sale

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Allowance for Loan Losses:
Balance, beginning of period	$29,667	$29,746	$27,816	$29,746	$27,729
Provision for loan losses	1,120	1,139	1,189	2,259	2,397
Net (charge-offs) recoveries:
Commercial business	(2,055)	(956)	(475)	(3,011)	(1,122)
One-to-four family residential	1	1	—	2	1
Real estate construction and land development	(1)	(70)	100	(71)	(6)
Consumer	(306)	(193)	(352)	(499)	(721)
Total net charge-offs	(2,361)	(1,218)	(727)	(3,579)	(1,848)
Balance, end of period	$28,426	$29,667	$28,278	$28,426	$28,278

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Other Real Estate Owned:
Balance, beginning of period	$1,826	$2,019	$4,094	$2,019	$3,355
Additions	—	652	85	652	1,813
Proceeds from dispositions	(227)	(543)	(1,050)	(770)	(1,639)
Gain (loss) on sales, net	32	10	(27)	42	(97)
Valuation adjustments	(71)	(312)	(85)	(383)	(415)
Balance, end of period	$1,560	$1,826	$3,017	$1,560	$3,017

	As of Period End
	June 30, 2016	March 31, 2016	December 31, 2015
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$10,879	$9,210	$7,122
One-to-four family residential	36	37	38
Real estate construction and land development	2,029	2,272	2,414
Consumer	919	835	94
Total nonaccrual loans(1)(2)	13,863	12,354	9,668
Other real estate owned	1,560	1,826	2,019
Nonperforming assets	$15,423	$14,180	$11,687

Restructured performing loans(3)	$19,331	$21,328	$20,695
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(4)	101,171	94,821	110,357
Allowance for loan losses to:
Loans receivable, net	1.13%	1.21%	1.24%
Nonperforming loans	205.05%	240.14%	307.67%
Nonperforming loans to loans receivable, net	0.55%	0.50%	0.40%
Nonperforming assets to total assets	0.41%	0.39%	0.32%

(1)	At June 30, 2016, March 31, 2016 and December 31, 2015, $6.6 million, $6.9 million and $6.3 million of nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At June 30, 2016, March 31, 2016 and December 31, 2015, $2.2 million, $1.4 million and $1.1 million of nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At June 30, 2016, March 31, 2016 and December 31, 2015, $761,000, $779,000 and $449,000 of performing troubled debt restructured loans were guaranteed by government agencies, respectively.

(4)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At June 30, 2016, March 31, 2016 and December 31, 2015, $675,000, $809,000 and $1.2 million of potential problem loans were guaranteed by government agencies, respectively.

	As of Period End
	June 30, 2016		March 31, 2016		December 31, 2015
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$624,200	24.7%	$592,308	24.1%	$596,726	24.8%
Owner-occupied commercial real estate	575,660	22.8	574,292	23.3	572,609	23.8
Non-owner occupied commercial real estate	775,646	30.7	786,683	32.0	753,986	31.4
Total commercial business	1,975,506	78.2	1,953,283	79.4	1,923,321	80.0
One-to-four family residential	77,274	3.1	72,806	3.0	72,548	3.0
Real estate construction and land development:
One-to-four family residential	49,519	2.0	47,296	1.9	51,752	2.2
Five or more family residential and commercial properties	99,423	3.9	71,998	2.9	55,325	2.3
Total real estate construction and land development	148,942	5.9	119,294	4.8	107,077	4.5
Consumer	321,495	12.7	312,459	12.7	298,167	12.4
Gross loans receivable	2,523,217	99.9	2,457,842	99.9	2,401,113	99.9
Deferred loan costs, net	1,384	0.1	1,306	0.1	929	0.1
Loans receivable, net	$2,524,601	100.0%	$2,459,148	100.0%	$2,402,042	100.0%

	As of Period End
	June 30, 2016		March 31, 2016		December 31, 2015
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$820,371	26.0%	$794,516	25.4%	$770,927	24.8%
NOW accounts	928,825	29.4	944,105	30.2	917,859	29.5
Money market accounts	525,139	16.6	519,052	16.5	545,342	17.6
Savings accounts	495,386	15.7	465,416	14.9	453,826	14.6
Total non-maturity deposits	2,769,721	87.7	2,723,089	87.0	2,687,954	86.5
Certificates of deposit	389,185	12.3	407,840	13.0	420,333	13.5
Total deposits	$3,158,906	100.0%	$3,130,929	100.0%	$3,108,287	100.0%

	Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net	$2,466,963	$30,503	4.97%	$2,391,749	$30,177	5.07%	$2,290,608	$30,554	5.35%
Taxable securities	601,499	2,838	1.90	592,715	2,796	1.90	555,549	2,328	1.68
Nontaxable securities	216,947	1,193	2.21	217,106	1,171	2.17	198,837	1,048	2.11
Other interest earning assets	39,775	58	0.59	60,831	91	0.60	60,297	60	0.40
Total interest earning assets	3,325,184	34,592	4.18	3,262,401	34,235	4.22	3,105,291	33,990	4.39
Noninterest earning assets	385,820			379,385			375,398
Total assets	$3,711,004			3,641,786			$3,480,689
Interest Bearing Liabilities:
Certificates of deposit	$399,899	$504	0.51%	$413,110	$524	0.51%	$471,922	$611	0.52%
Savings accounts	466,101	165	0.14	462,345	161	0.14	383,353	99	0.10
Interest bearing demand and money market accounts	1,449,481	573	0.16	1,442,244	569	0.16	1,368,955	599	0.18
Total interest bearing deposits	2,315,481	1,242	0.22	2,317,699	1,254	0.22	2,224,230	1,309	0.24
Junior subordinated debentures	19,528	216	4.45	19,450	210	4.34	19,237	193	4.02
Securities sold under agreement to repurchase	19,160	10	0.21	22,086	11	0.21	20,323	13	0.26
Federal Home Loan Bank advances and other borrowings	29,272	39	0.54	—	—	—	6,531	5	0.34
Total interest bearing liabilities	2,383,441	1,507	0.25	2,359,235	1,475	0.25	2,270,321	1,520	0.27
Demand and other noninterest bearing deposits	811,508			776,786			710,992
Other noninterest bearing liabilities	32,068			29,252			36,873
Stockholders’ equity	483,987			476,513			462,503
Total liabilities and stockholders’ equity	$3,711,004			$3,641,786			$3,480,689
Net interest income		$33,085			$32,760			$32,470
Net interest spread			3.93%			3.97%			4.12%
Net interest margin			4.00%			4.04%			4.19%
(1) Annualized

	Six Months Ended
	June 30, 2016			June 30, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net	$2,429,356	$60,680	5.02%	$2,265,276	$61,035	5.43%
Taxable securities	597,107	5,634	1.90	564,232	5,012	1.79
Nontaxable securities	217,027	2,364	2.19	197,961	2,081	2.12
Other interest earning assets	50,303	149	0.60	63,182	111	0.35
Total interest earning assets	3,293,793	$68,827	4.20%	3,090,651	$68,239	4.45%
Noninterest earning assets	382,602			369,790
Total assets	$3,676,395			$3,460,441
Interest Bearing Liabilities:
Certificates of deposit	$406,505	$1,028	0.51%	$490,428	$1,258	0.52%
Savings accounts	464,223	326	0.14	374,156	198	0.11
Interest bearing demand and money market accounts	1,445,862	1,142	0.16	1,345,972	1,170	0.18
Total interest bearing deposits	2,316,590	2,496	0.22	2,210,556	2,626	0.24
Junior subordinated debentures	19,489	426	4.40	19,192	432	4.54
Securities sold under agreement to repurchase	20,623	21	0.20	24,251	31	0.26
Federal Home Loan Bank advances and other borrowings	14,636	39	0.54	3,418	6	0.33
Total interest bearing liabilities	2,371,338	2,982	0.25%	2,257,417	3,095	0.28%
Demand and other noninterest bearing deposits	794,147			703,686
Other noninterest bearing liabilities	30,660			37,676
Stockholders’ equity	480,250			461,662
Total liabilities and stockholders’ equity	$3,676,395			$3,460,441
Net interest income		$65,845			$65,144
Net interest spread			3.95%			4.17%
Net interest margin			4.02%			4.25%
(1) Annualized

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Earnings:
Net interest income	$33,085	$32,760	$32,535	$31,940	$32,470
Provision for loan losses	1,120	1,139	1,124	851	1,189
Noninterest income	6,576	6,990	7,498	9,544	6,881
Noninterest expense	26,477	26,369	26,769	27,322	26,079
Net income	8,895	9,091	9,493	9,492	8,725
Basic earnings per common share	$0.30	$0.30	$0.32	$0.32	$0.29
Diluted earnings per common share	$0.30	$0.30	$0.32	$0.32	$0.29
Average Balances:
Total loans receivable, net	$2,466,963	$2,391,749	$2,376,399	$2,356,090	$2,290,608
Investment securities	818,446	809,821	762,579	726,246	754,386
Total interest earning assets	3,325,184	3,262,401	3,253,656	3,164,245	3,105,291
Total assets	3,711,004	3,641,786	3,637,681	3,549,310	3,480,689
Total interest bearing deposits	2,315,481	2,317,699	2,301,184	2,255,257	2,224,230
Demand and other noninterest bearing deposits	811,508	776,786	794,290	760,004	710,992
Stockholders' equity	483,987	476,513	469,181	463,823	462,503
Financial Ratios:
Return on average assets, annualized	0.96%	1.00%	1.04%	1.06%	1.01%
Return on average equity, annualized	7.39%	7.67%	8.03%	8.12%	7.57%
Return on average tangible common equity, annualized	10.03%	10.48%	11.04%	11.23%	10.50%
Efficiency ratio	66.76%	66.34%	66.86%	65.86%	66.27%
Noninterest expense to average total assets, annualized	2.87%	2.91%	2.92%	3.05%	3.01%
Net interest margin	4.00%	4.04%	3.97%	4.00%	4.19%
Average assets per full-time equivalent employee	$4,993	$4,934	$4,837	$4,634	$4,552

	As of Period End
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Balance Sheet:
Total assets	$3,756,876	$3,678,032	$3,650,792	$3,595,378	$3,480,324
Total loans receivable, net	2,496,175	2,429,481	2,372,296	2,375,040	2,319,024
Investment securities	815,920	822,171	811,869	735,925	732,709
Deposits	3,158,906	3,130,929	3,108,287	3,054,198	2,946,487
Noninterest bearing demand deposits	820,371	794,516	770,927	762,240	728,260
Stockholders' equity	490,058	480,181	469,970	468,696	459,128
Financial Measures:
Book value per common share	$16.34	$16.02	$15.68	$15.64	$15.33
Tangible book value per common share	$12.10	$11.77	$11.41	$11.36	$11.03
Stockholders' equity to assets	13.0%	13.1%	12.9%	13.0%	13.2%
Tangible common equity to tangible assets	10.0%	9.9%	9.7%	9.8%	9.9%
Net loans to deposits	79.2%	77.8%	76.6%	78.0%	78.9%
Deposits per branch	$50,141	$49,697	$46,392	$45,585	$44,644
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.13%	1.21%	1.24%	1.21%	1.20%
Nonperforming loans	205.05%	240.14%	307.67%	292.76%	269.06%
Nonperforming loans to loans receivable, net	0.55%	0.50%	0.40%	0.41%	0.45%
Nonperforming assets to total assets	0.41%	0.39%	0.32%	0.33%	0.39%
Other Metrics:
Branches	63	63	67	67	66